FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 24, 1996


                               MEDIQ INCORPORATED
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

              1-8147                                51-0219413
      (Commission File Number)          (I.R.S. Employer Identification No.)


                  One MEDIQ Plaza, Pennsauken, New Jersey 08110
                    (Address of principal executive offices)


        Registrant's telephone number, including area code:(609)665-9300


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Item 5.  Other Events.

     MEDIQ Incorporated (AMEX:MED) reported on July 24, 1996, that PCI Services, Inc., a company in which MEDIQ owns a substantial interest, announced it has agreed to be acquired by Cardinal Health, Inc. MEDIQ owns 2,875,000 shares of common stock of PCI, or approximately 46% of PCI's total outstanding shares.

     Under the terms of the merger agreement, shareholders of PCI will receive
0.336 shares of Cardinal Health common stock for each common share of PCI owned at the time that the transaction closes. Cardinal Health will issue approximately 2.1 million shares in the merger representing a transaction value of approximately $201 million, based upon yesterday's closing stock price and including PCI's outstanding debt of approximately $56 million. The combination is expected to be accounted for as a pooling of interests.

     In connection with the transaction, MEDIQ has granted Cardinal Health an option to purchase all of the shares of PCI owned by MEDIQ, exercisable upon the occurrence of certain events and has agreed to vote in favor of the transaction. The merger is expected to be completed in the fall, subject to approval by shareholders of PCI, and the receipt of requisite regulatory approvals.

     The merger agreement may be terminated by either PCI or Cardinal Health under specified circumstances, including, among others, if the average trading price of Cardinal Health's common stock over a specified period prior to the PCI stockholders' meeting is less than $58.12. PCI will not be able to terminate the agreement if Cardinal Health increases the exchange ratio in the manner provided by the agreement. Moreover, either PCI or Cardinal Health may terminate the merger agreement if Cardinal Health's average trading price over the relevant period is less than $54.70.

     If the merger were to be consummated at the closing stock price on July 23, 1996 for Cardinal Health stock, MEDIQ would receive shares of Cardinal Health having a market value of approximately $66.125 million and would report an after-tax gain of approximately $24 million or approximately $1.00 per share of MEDIQ common stock.

     MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures (MED.C and MED.NP) are traded on the American Stock Exchange, through its wholly-owned subsidiary, MEDIQ/PRN Life Support Services, Inc., is the largest movable critical care and life support medical equipment rental business in the United States. MEDIQ also owns 47% of NutraMax Products, Inc. (NASDAQ:NMPC), a leading private health and personal care products company.


Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99 -- Press Release dated July 24, 1996.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            MEDIQ INCORPORATED
                                            (Registrant)


Dated: July 30, 1996                        By:  /s/ Michael F. Sandler
                                                 ----------------------
                                                 Michael F. Sandler
                                                 Senior Vice President -
                                                 Finance and Chief Financial
                                                 Officer

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